EXHIBIT 99.1
                                                                    ------------

CAS MEDICAL SYSTEMS REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2003

Branford, CT - February 20, 2004 - CAS Medical Systems, Inc. (OTC BB: CAMY) today announced financial results for the three months and full year ended December 31, 2003.

FINANCIAL RESULTS

THREE MONTHS ENDING DECEMBER 31, 2003

Net Sales for the fourth quarter ended December 31, 2003 totaled a record $4,917,000, up 25% over the $3,941,000 reported for the fourth quarter of the prior year. The increase was primarily led by sales of the Company's new Model 740 vital signs monitor as well as sales of the Company's disposable products. This increase was slightly offset by decreases in sales of the Company's apnea products.

Net income for the three months ended December 31, 2003 increased to $192,000 or $0.02 per common share on a diluted basis compared to a net loss of $340,000 or ($0.04) per share for the last three months of the prior year. Net income was favorably impacted by the reversal of certain income tax accruals following the favorable completion of a tax audit. This resulted in an income tax benefit recorded for the current period of $109,000 ($0.01 per common share on a diluted basis). Pre-tax income for the current period was unfavorably affected by an inventory write-off of $167,000 pertaining to products which have been obsoleted by the Company. The pre-tax loss for the last three months of the prior year included a $473,000 provision for inventory obsolescence.

YEAR ENDING DECEMBER 31, 2003

Net sales increased by 12% to $16,849,000 for the full year ended December 31, 2003 compared to net sales of $15,025,000 for 2002. Overall sales growth was led by sales of the Model 740 vital signs monitor both domestically and internationally and by sales of disposable products, partially offset by decreases in apnea product sales and anticipated reductions in certain service program revenues.

Net income for the full year 2003 was $737,000 or $0.07 per common share on a diluted basis compared to a net loss of $325,000 or ($0.03) per share for the twelve months ended December 31, 2002. Net income for 2003 was favorably impacted by $500,000 ($0.05 per common share on a diluted basis) of proceeds from a life insurance policy paid upon the death of one of the Company's key employees. Net income was also favorably affected by the reversal of income tax accruals referred to above resulting in an income tax benefit recorded for 2003 of $106,000 ($0.01 per common share on a diluted basis). Pre-tax income was adversely impacted by write downs of inventory of $417,000 related to the Company's older family of products which were obsoleted during the year as a result of the success of the Company's newer product offerings. The pre-tax loss for the prior year 2003 included a $648,000 charge for unsaleable inventory.


COMMENTS FROM MANAGEMENT

FINANCIAL RESULTS

"I am pleased to report improved results from operations for 2003 compared to the prior year" commented Louis P. Scheps, President and CEO of the Company. "The Company's new vital signs monitor has been well received both domestically and internationally resulting in increased penetration in markets for our products" stated Mr. Scheps. "The Company has also posted a record ending backlog of open orders for its products which provides a firm foundation for our first quarter goals" Mr. Scheps added.

OUTLOOK

The Company anticipates earnings per share for 2004 to approximate $0.10 to $0.12. Revenues are anticipated to reach $20 million to $21 million representing growth of 19% to 25% over 2003 revenues. The Company expects continued growth in sales of its newest vital signs monitor both domestically and internationally and is enhancing its product offering during 2004. During 2003, the Company was awarded a five year contract from the Department of Veterans Affairs to supply its vital signs monitors into VA Medical Centers and Hospitals. In addition, the Company signed a distribution agreement with a leading national sales and rental company which provides equipment to acute, long-term and alternate care facilities. The Company expects to benefit from both of these agreements during 2004. It is also expanding its OEM customer base and widening distribution channels for its products. In addition, the Company is aggressively pursuing manufacturing operations improvements and product cost reductions.

R&D EFFORTS

The Company is also continuing its research and development on near-infrared spectroscopy ("NIRS") technology to non-invasively and continuously monitor brain oxygenation. Neonatal clinicals are on-going, with adult clinicals planned for later in 2004.

Founded in 1984, CAS Medical Systems, Inc. designs, manufactures and markets medical products, specifically blood pressure measurement technology, vital signs monitoring equipment, apnea monitoring equipment and products for neonatal intensive care. The Company's products are designed to improve the quality of patient care and provide exceptional value and performance. With a reputation for the highest quality products available in the markets it serves, CAS products are used by clinicians worldwide.

For more information contact:
CAS Medical Systems, Inc.
44 East Industrial Road
Branford, CT 06405
(203) 488-6056 email: ir@casmed.com

Ami(R) is a registered trademark of CAS Medical Systems, Inc.

This press release contains forward-looking statements that involve risks and uncertainties and include, among other things, statements related to future revenues and earnings. Actual results could vary materially from the description contained herein due to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, and other risks detailed in the Company's Commission filings.

                            CAS MEDICAL SYSTEMS, INC.
                              RESULTS OF OPERATIONS
                                    (Audited)

                                                          Q4                   Q4                  Year                 Year
                                                         2003                 2002                 2003                 2002
                                                     ---------------------------------         ---------------------------------
Revenues                                             $  4,917,156         $  3,940,901         $ 16,849,478         $ 15,024,991

Costs and Expenses:
  Cost of Products Sold                                 3,163,046            2,745,708           10,258,394            9,005,220
  Research and Development                                274,660              325,983              929,050            1,257,151
  Selling, General and Administrative                   1,376,984            1,521,744            5,399,373            5,239,036
                                                     ---------------------------------         ---------------------------------
                                                        4,814,690            4,593,435           16,586,817           15,501,407

                                                     ---------------------------------         ---------------------------------
Operating Income                                          102,466             (652,534)             262,661             (476,416)

  Interest Expense (net)                                   19,743               78,137              132,168              246,445

                                                     ---------------------------------         ---------------------------------
Pre-tax Income (Loss)                                      82,723             (730,671)             130,493             (722,861)

  Proceeds from Insurance Policy, Non-Taxable                                                       500,000
  Benefit from Income Taxes                              (108,880)            (390,275)            (106,380)            (397,775)

                                                     ---------------------------------         ---------------------------------
Net Income                                           $    191,603         $   (340,396)        $    736,873         $   (325,086)
                                                     =================================         =================================


EARNINGS PER COMMON SHARE:

    Basic                                            $       0.02         $      (0.04)        $       0.08         $      (0.03)

    Diluted                                          $       0.02         $      (0.04)        $       0.07         $      (0.03)

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:

    Basic                                               9,684,615            9,645,077            9,657,529            9,645,077

    Diluted                                            10,942,566            9,645,077           10,459,389            9,645,077

                            CAS Medical Systems, Inc.
                                  Balance Sheet
                                    (Audited)



                                              12/31/03             12/31/02
                                            ------------         ------------

Cash and cash equivalents                   $    881,087         $    325,670
Accounts Receivable                            3,307,059            2,459,511
Inventories                                    2,270,616            3,250,007
Deferred tax assets                              347,155              370,411
Other current assets                             489,451              336,767
                                            ------------         ------------

  Total current assets                         7,295,368            6,742,366

Property, plant, and equipment                 4,511,475            4,365,917
Less accumulated depreciation                 (2,287,978)          (1,920,042)
                                            ------------         ------------
                                               2,223,497            2,445,875

Intangible assets, net                           209,210              258,161
Deferred income taxes                            182,652              139,333

                                            ------------         ------------
  Total assets                                 9,910,727            9,585,735
                                            ============         ============

  Current portion of long-term debt              694,804              419,995
  Line-of-credit                                                      600,000
  Accounts payable                             1,007,617              609,122
  Income taxes payable                                                 70,287
  Accrued expenses                               434,963              434,285
                                            ------------         ------------

    Total current liabilities                  2,137,384            2,133,689

Long-term debt, less current portion           1,534,523            1,986,225

Common Stock                                      38,851               38,581
Additional Paid-In Capital                     2,870,769            2,834,913
Retained Earnings                              3,329,200            2,592,327
                                            ------------         ------------

Shareholder's Equity                           6,238,820            5,465,821

                                            ------------         ------------
Total Liabilities & Equity                  $  9,910,727         $  9,585,735
                                            ============         ============